Exhibit 99.2

March 10, 2008

Gary Winterhalter

President and CEO

Sally Beauty Holdings, Inc.

3001 Colorado Blvd

Denton, TX 76210

Dear Gary:

It is with regret that I have decided to resign my position as an officer and employee of Sally Beauty Holdings, Inc and its related subsidiaries and affiliates effective as of April 11, 2008.

After much consideration, I have decided to spend more time with my family and pursue other interests. I have enjoyed working with you, the Board of Directors, and the rest of the Sally Beauty organization and feel we have accomplished quite a lot since the company became an independent public company. Per your request, I would be happy to make myself available on a mutually agreeable consulting basis for approximately three months following my effective termination date in order to assist you with various projects and provide other transition services. I wish you and the rest of the Sally team all the best in your future endeavors.

Respectfully Submitted,

/s/ David L. Rea

David L. Rea